UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

XL GROUP LTD (Exact Name of Registrant as Specified in Its Charter)	XLIT LTD. (Exact Name of Registrant as Specified in Its Charter)

BERMUDA (Jurisdiction of Incorporation or Organization)	CAYMAN ISLANDS (Jurisdiction of Incorporation or Organization)

98-0665416 (I.R.S. Employer Identification no.)	98-0191089 (I.R.S. Employer Identification no.)

O’Hara House One Bermudiana Road Hamilton, HM08 Bermuda (Address of Principal Executive Offices)	XL House 8 St. Stephen’s Green Dublin 2 Ireland (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

5.75% Senior Notes Due 2021	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None.
(Title of class)

EXPLANATORY NOTE

On September 30, 2011, XLIT Ltd. (formerly named XL Group Ltd), a Cayman Islands exempted company (“XL-Cayman”) issued its 5.75% Senior Notes Due 2021 (the “Senior Notes”), which are guaranteed by XL Group Public Limited Company, an Irish public limited company (the “XL-Ireland”). The Senior Notes were issued pursuant to the Base Indenture (as defined below) as supplemented by the First Supplemental Indenture (as defined below) (together, the “Indenture”).

The Senior Notes are listed on the New York Stock Exchange and were registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a registration statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 30, 2011 (File No. 001-10804 and File No. 001-35311) (the “Form 8-A”).

On July 25, 2016, XL-Cayman, XL-Ireland, XL Group Ltd, a Bermuda exempted company (the “XL-Bermuda”) and Wells Fargo Bank, National Association, a national banking association, as trustee, entered into a third supplemental indenture (the “Third Supplemental Indenture”). Pursuant to the Third Supplemental Indenture, XL-Bermuda provided a guarantee (the “XL-Bermuda Guarantee”) in respect of the Senior Notes pursuant to the terms of the Indenture.

The undersigned registrants hereby amend the following items, exhibits and portions of the Form 8-A in order to reflect that the Senior Notes have the benefit of the XL-Bermuda Guarantee.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

The information required by this item is herein incorporated by reference to the information set forth under the captions “Description of the Senior Notes and Guarantee” and “Certain Tax Considerations” in the Prospectus Supplement dated September 27, 2011, and under the caption “Description of Debt Securities and Guarantees” in the accompanying Prospectus dated September 27, 2011, each as filed on September 29, 2011 with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, by XL-Ireland and XL-Cayman.

The information in relation to the XL-Bermuda Guarantee is herein incorporated by reference to the information set forth under the caption “Description of Debt Securities and Guarantees” in the Prospectus contained within Amendment No. 1 to the Registration Statement on Form S-3 (333-199842) filed on July 25, 2016 with the Commission by XL-Bermuda, XL-Ireland and XL-Cayman.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

4.1	Indenture, dated as of September 30, 2011 between XL Group Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by XL Group plc with the Commission on September 30, 2011 (the “Base Indenture”).

4.2	First Supplemental Indenture, dated as of September 30, 2011 between XL Group Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group plc with the Commission on September 30, 2011 (the “First Supplemental Indenture”).

4.3	Third Supplemental Indenture, dated as of July 25, 2016 between XLIT Ltd., as issuer, XL Group plc, as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on July 25, 2016.

4.4	Form of 5.75% Senior Note due 2021 (included in Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

Dated: July 25, 2016

XL GROUP LTD
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	General Counsel & Secretary

XLIT LTD.
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	Secretary